Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
American Midstream Partners, Inc.
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-19888, 333-201434, 333-201436 and 333-222810) and Form S-8 (File Nos. 333-216585, 333-176438, 333-183290, and 333-209614) of American Midstream Partners, LP of our report dated March 14, 2018, relating to the financial statements of Delta Oil and Gas Lateral, LLC, which appear in this Form 10-K.
/s/ BDO USA, LLP

Houston, Texas
April 6, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.